EXHIBIT 99.1

                                                                                                                                For More Information, Contact:

                                                                                                                                 Corporate Communications, Cygnus, Inc.

                                                                                                                                 (650) 369-4300 www.cygn.com

FOR IMMEDIATE RELEASE

Cygnus Receives Approval for Second-Generation GlucoWatch® Biographer

Redwood City, CA — April 2, 2002 — Cygnus, Inc. (Nasdaq: CYGN) today announced that it has received supplemental pre-market approval (PMA) from the United States Food and Drug Administration (FDA) for the GlucoWatch® G2™ Biographer. The GlucoWatch G2 Biographer embodies several enhancements to the first-generation GlucoWatch Biographer, the first and only monitoring system that provides glucose readings frequently, automatically and non-invasively. The first-generation GlucoWatch Biographer was approved by the FDA in 2001.

“The GlucoWatch G2 Biographer is a great technological advancement that broadens the customer usability of our product. We completed our supplemental PMA for our second-generation product less than 30 days ago, after the initial submission in December, so we are very pleased that the FDA approved it so rapidly,” stated John C Hodgman, Chairman, Chief Executive Officer and President of Cygnus, Inc. “Our primary focus is to initiate U.S. sales of the first-generation GlucoWatch Biographer in the next few weeks. We anticipate the second-generation GlucoWatch Biographer being introduced later in the year,” he added.

The GlucoWatch G2 Biographer includes a number of enhancements. Most notably, the warm-up time, an initial wearing period before readings are available, has been reduced from three hours to two hours. Also, this second-generation product can display and store readings twice as often (i.e., up to every 10 minutes), compared with the first version. The audible alert can provide “predictive” notification before a pre-set low glucose value is actually encountered. Readings can be obtained for as long as 13 hours versus 12 hours. Several other enhancements have been incorporated as well.

“Our plan to make the first-generation GlucoWatch Biographer available in the United States in the next few weeks is on schedule,” noted Craig W. Carlson, Chief Operating Officer, Chief Financial Officer and Senior Vice President of Cygnus, Inc. “Sankyo Pharma and Cygnus representatives have been meeting with physicians and other health care professionals to discuss the unique benefits and proper use of the Biographer, as well as appropriate patient selection. We are pleased at the positive reception the representatives have been receiving and we are eager to launch this exciting product,” he added.

Cygnus and Sankyo have been collaborating closely on sales and marketing efforts under an agreement signed in November 2001. The co-promotion agreement covers the GlucoWatch Biographer and other similar glucose monitoring products in the United States. The agreement calls for Sankyo to provide a 50-person specialty sales force, well-versed in diabetes and its treatment, to leverage Sankyo’s already established relationships with physicians having the highest potential for prescribing the GlucoWatch Biographer. Sankyo may also provide broad market coverage through their 450 primary care sales representatives.  In addition, Sankyo may deploy 20 managed care account managers to obtain insurance reimbursement for the GlucoWatch Biographer and 20 medical managers who would communicate key scientific data to medical professionals.

The GlucoWatch Biographer differs from conventional blood glucose testing devices in several ways. It measures and displays glucose levels automatically, non-invasively collecting glucose through the skin, not from blood. It also creates an “electronic diary,” storing thousands of values that can be reviewed at the touch of a button, helping to detect trends and track patterns in glucose levels. In addition, users can set personal glucose alert levels so that an alarm sounds if readings are too high or too low, or if readings decline rapidly. The GlucoWatch Biographer is not intended to replace the common “finger-stick” testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.

The World Health Organization (WHO) estimates there are 125 million people worldwide with diabetes. This number has increased 15% in the last 10 years and is expected to double by 2025. In the United States, approximately 10 million Americans have been diagnosed with diabetes and each year approximately 13,000 children are diagnosed. Diabetes is a leading cause of death in the United States, and the complications of uncontrolled diabetes result in an estimated $100 billion in medical costs annually. The current worldwide market for glucose measuring products is estimated at between $3 billion and $4 billion, and it is expected to exceed $4.7 billion in 2002. The United States is estimated to account for 50%-60% of all sales, while Western Europe accounts for approximately 30% of sales.

Cygnus, Inc. is engaged in the development and manufacture of diagnostic medical devices, utilizing proprietary technologies to satisfy unmet medical needs cost-effectively. The first such device is a frequent, automatic and non-invasive glucose monitoring device, our first-generation GlucoWatch Biographer. A supplemental pre-market approval (PMA) submission is currently under expedited review by the FDA for use of the GlucoWatch Biographer by children and adolescents (ages 7-17). The GlucoWatch Biographer has also received the CE mark permitting sales in the European Union, and Cygnus is currently selling the first-generation product in the United Kingdom.

Sankyo Pharma Inc. is a wholly owned subsidiary of Sankyo Co. Ltd., the second largest drug company in Japan.  Sankyo is a recognized research-based company and a source of new therapeutic agents, including drugs for cardiovascular disease and diabetes.

More information about Cygnus can be found at the corporate web site: http://www.cygn.com. Additional information about the GlucoWatch Biographer can be obtained by calling the Company’s toll-free number, 866-GLWATCH, or by visiting http://www.glucowatch.com.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about the Company’s plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about the Company’s ability to manufacture and scale-up commercially the GlucoWatch Biographer, the Company’s plans for commercialization alliances, the Company’s ability to achieve market acceptance of the GlucoWatch Biographer, and the Company’s plans for enhancements and possible manufacturing changes through the regulatory process. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and

Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company’s actual results to differ from the Company’s current expectations and any forward-looking statements contained in this news release. “GlucoWatch” is a registered trademark of Cygnus, Inc

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